Exhibit 99.2

LETTER TO NOMINEE HOLDERS

WHOSE CLIENTS ARE BENEFICIAL HOLDERS

OF ALR TECHNOLOGIES INC.

Up To 101,025,592 Shares of Common Stock

Issuable Upon the Exercise of Subscription Rights

January 21, 2022

Dear Shareholder:

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the distribution by ALR Technologies Inc. (the “Company”) to the holders of record (the “Record Holders”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on December 11, 2020 (the “Record Date”), in connection with the distribution in a rights offering (the “Rights Offering”), at no charge, of non-transferable subscription rights (the “Subscription Right(s)”) to subscribe for and purchase shares of Common Stock at a subscription price of $0.05 per share (the “Subscription Price”). The Subscription Rights are described in the accompanying Prospectus, dated January 18, 2022 (the “Prospectus”).

In the Rights Offering, up to an aggregate of 101,025,592 shares of Common Stock are being offered pursuant to the Prospectus. The Subscription Rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on February 28, 2022 (the “Expiration Date”), unless you have used the guaranteed delivery procedures described in the Prospectus. Any Subscription Rights that are not exercised prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the Prospectus, each Record Holder will receive one (1) Subscription Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right gives the holder thereof the right to purchase from the Company one (1) share of Common Stock at the Subscription Price of $0.05 per share. The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Subscription Rights will be eliminated by rounding down to the nearest whole share. As an example, if you owned 100 shares of Common Stock, you would receive 100 Subscription Rights that would entitle you to purchase 100 shares of Common Stock for $0.05 per share.

The Rights Offering does not contain an over-subscription privilege. The Company may allocate unexercised Subscription Rights at its discretion within 90 days following the Expiration Date. Any shareholder having fully exercised its Subscription Rights and wishing to receive an allocation of unexercised Subscription Rights may express interest by contacting the Company at contact@alrt.com using the subject line “Unexercised Subscription Rights”.

You will not receive certificates evidencing the Subscription Rights for which you are the Nominee Holder. Rather, your Subscription Rights will be credited to your account electronically through the Depository Trust Company (“DTC”). All Subscription Rights are non-transferable, meaning that you may not sell, transfer or assign your Subscription Rights to anyone else.

We are asking (i) persons who beneficially own shares of Common Stock and have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee and (ii) Record Holders who prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who hold their Subscription Rights through a broker, dealer, commercial bank, trust company or other nominee who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

Please notify, as soon as possible, any beneficial owners of Common Stock of the Rights Offering and the procedures and deadlines that must be followed to exercise their Subscription Rights.

Any commissions, fees, taxes or other expenses will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, taxes or expenses will be paid by the Company or by Pacific Stock Transfer Company, the subscription agent for the Rights Offering (the “Subscription Agent”). The Company will pay all reasonable fees charged by the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	Instructions for Use of Subscription Rights Certificates;
3.	Form of Letter to Clients of Nominee Holders (which may be sent to your clients for whose accounts you hold shares of Common Stock);
4.	Form of Beneficial Holder Election Form; and
5.	Form of Nominee Holder Election Form.

Your prompt action is requested. As described further in the Prospectus, to exercise the Rights, you must deliver the properly completed and duly executed Nominee Holder Election Form and payment in full of the aggregate Subscription Price that is required for all of the shares subscribed for pursuant to the Subscription Right, to the Subscription Agent. Do not send the Nominee Holder Election Form or payment to the Company.

The properly completed and duly executed Nominee Holder Election Form, accompanied by full payment of the aggregate Subscription Price, must be received by the Subscription Agent before 5:00 p.m., Eastern Time, on the Expiration Date. Failure to return the properly completed Nominee Holder Election Form with the correct and complete payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners.

All exercises of subscription rights are irrevocable. Rights not exercised before 5:00 p.m., Eastern Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

Payment to the information agent can be made by wire transfer, personal check (certified or uncertified), bank draft or money order payable at par (without deduction for bank service charges or otherwise), as outlined in the prospectus. Please contact the information agent as noted in the following paragraph for wire transfer instructions.

Additional copies of the enclosed materials may be obtained from the Company’s information agent, Pacific Stock Transfer Company, toll free at (800)785-7782, email at info@pacificstocktransfer.com, or by mail at 6725 Via Austi Pkwy Suite 300, Las Vegas, NV 89119, United States.

Very truly yours,

ALR TECHNOLOGIES INC.

“Sidney Chan”

Sidney Chan

Chairman and Chief Executive Officer

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ALR TECHNOLOGIES INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.